EXHIBIT 10.45

Amended Employment Agreement – Brian S. Moore

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the "Amendment") is entered into as of the 4th day of May, 2010, between Symmetry Medical Inc., a Delaware corporation (the "Company"), and Brian Moore (the "Executive").

The Company and the Executive have entered into an Employment Agreement dated as of June 11, 2003 (the "Employment Agreement") and now desire to amend the Employment Agreement in certain respects.

In consideration of the following mutual undertakings, the Employment Agreement is amended as follows:

1.            Subparagraph (a) of paragraph 5 is amended in its entirety to read as follows:

(a)  The Employment Period and Executive's employment under this Agreement shall be terminated (i) upon Executive's death or mental or physical disability or incapacity (as determined by the Board in its good faith judgment); (ii) at the Company's discretion at any time, whether for Cause (as defined below) or without Cause; or (iii) at the Executive's discretion at any time, whether for Good Reason (as defined below) or without Good Reason.  Any termination by the Company or by Executive shall be communicated by a written notice to the other party.  If the Company gives notice of termination, the notice must state whether the Company believes the termination is for Cause or without Cause and, if for Cause, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination.  If Executive gives notice of termination, the notice of termination must state whether Executive believes the termination to be for Good Reason or without Good Reason and, if for Good Reason, the specific provisions of this Agreement relied upon and the facts and circumstances, in reasonable detail, claimed to provide a basis for such termination.  For Executive to establish a resignation for Good Reason, Executive must, within ninety (90) days of the initial occurrence of the event, give written notice to the Company of such occurrence and, if the Company fails to cure pursuant to subparagraph (f) of this paragraph 5, must resign no later than sixty (60) days after giving such notice.

2.            Subparagraph (b) of paragraph 5 is amended in its entirety to read as follows:

(b)  If the Employment Period and Executive's employment under this Agreement is terminated by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to (i) receive his Base Salary through the date of termination, (ii) any earned, but unpaid, bonus and other benefits, (iii) a pro rata portion of Executive's bonus for the year in which he is terminated, (iv) continue to receive his Base Salary payable in regular installments as special severance payments for twelve months from the date of termination (the "Severance Period"), and (v) receive during the Severance Period the reimbursement for COBRA continuation coverage described in subparagraph (g) of this paragraph 5.  If the termination under this subparagraph (b) occurs within twelve months following a Change in Control (as defined below), then the Severance Period shall be twenty-four months.  Despite any provisions of this subparagraph (b) to the contrary, Executive will be entitled to the benefits in clause (iv) and (v) above if and only if Executive has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company and only so long as Executive has not breached the provisions of paragraphs 6, 7 and 8 hereof.  Other than as provided in this subparagraph (b), Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period.

3.            Subparagraph (c) of paragraph 5 is amended in its entirety to read as follows:

(c)  If the Employment Period is terminated by the Company for Cause, by Executive without Good Reason, or by Executive's death or mental or physical disability or incapacity, Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter.

4.            Paragraph 5 is amended by adding a new subparagraph (g) to read as follows:

(g)  During the Severance Period, the Company shall reimburse Executive for any amounts paid by Executive for COBRA continuation coverage, reduced by an amount equal to the payments Executive made for such coverage immediately prior to the termination.  If Executive's right to COBRA continuation coverage ends because Executive has enrolled in a group medical plan offered by a subsequent employer, Executive's reimbursement under this subparagraph shall end at the same time.  If Executive's COBRA continuation coverage expires because Executive has received the maximum of 18 months of continuation coverage, the Company will continue to pay Executive the same monthly reimbursement amount for the remaining months in the Severance Period.

5.            Paragraph 5 is amended by adding a new subparagraph (h) to read as follows:

(h)  For purposes of this Agreement, "Change in Control" of the Company means: (i) the acquisition by any individual, entity or group (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company; (ii) the replacement of a majority of members of the Board of Directors during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; (iii) a reorganization, merger or consolidation (a "Combination"), in each case, unless, following such Combination, (A) more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of the Company's Board at the time of the execution of the initial agreement providing for such Combination; (iv) a complete liquidation or dissolution of the Company; or (v) the sale or other disposition of all or substantially all of the assets of the Company.  Despite any other provision of this subparagraph (h) to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code (the "Code") and its interpretive regulations.

6.            A new paragraph 24 is added to the Agreement to read as follows:

25.  Parachute Payment Restrictions.

(a)  No payment or distribution by the Company to or for the benefit of Executive of the severance benefits or any other amount in the nature of compensation (whether payable or distributable under this Agreement or otherwise) (a "Payment") will be paid that would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code (an "Excess Parachute Payment").

(b)  In the event that the Company determines that any Payment would constitute an Excess Parachute Payment, the Company will provide to Executive, within thirty (30) days after Executive's employment termination date, an opinion of a nationally recognized certified public accounting firm mutually selected by the Company and Executive (the "Accounting Firm") that the Executive would be considered to have received Excess Parachute Payments if the Executive were to receive the full amounts described pursuant to this Agreement or otherwise and setting forth with particularity the smallest amount by the which the Payments would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Code Sections 280G and 4999.

(c)  The Payments shall be adjusted, in the order of priority designated by the Executive in written instructions, to the minimum extent necessary so that none of the Payments, in the opinion of the Accounting Firm, would constitute an Excess Parachute Payment.

(d)  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  All fees and expenses of the Accounting Firm shall be borne by the Company.

7.            A new paragraph 25 is added to the Agreement to read as follows:

25.  Section 409A.  If, as of the date Executive's employment terminates, Executive is a "key employee" within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) and the Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until the first day of the seventh month following the month in which Executive's last day of employment occurs.  "Deferred compensation" means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.  This Agreement shall be interpreted and applied in a manner consistent with any applicable standards for nonqualified deferred compensation plans established by Section 409A of the Code and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Section 409A of the Code standards.

8.            Except to the extent altered by this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

The Company and the Executive have executed this Amendment as of the date first written above.

EXECUTIVE	SYMMETRY MEDICAL INC.

By:
Brian Moore